SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

RTW, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

THE FOLLOWING IS A PRESS RELEASE ISSUED BY REGISTRANT ON NOVEMBER 9, 2001 WITH
RESPECT TO A PROPOSED MERGER

FOR IMMEDIATE RELEASE

Contact:	Carl B. Lehmann, CEO or
Jeffrey B. Murphy, CFO
RTW, Inc.
(952) 893-0403

RTW, Inc. Announces Proposed Merger with American Physicians Capital, Inc.

MINNEAPOLIS – November 9, 2001, RTW, Inc. (“RTW” Nasdaq: RTWI) announced today that it has entered into a letter of intent to be acquired by American Physicians Capital, Inc. (“APCapital” Nasdaq: ACAP). Under the proposed transaction, APCapital would acquire all of the 10.3 million currently outstanding shares of RTW for cash in the range of $3.10 per share. The closing of the transaction is expected to occur early in 2002. The transaction is subject to various conditions, such as the completion of due diligence, the negotiation and execution of a definitive merger agreement, regulatory approvals and the approval of RTW’s shareholders.

     RTW, Inc., based in Minneapolis, Minnesota, manages disability products and services for employers. Primary among its disability products and services is a workers’ compensation management system designed to lower employers’ costs and return injured employees to work as soon as possible.

     Please note that RTW will be filing a proxy statement with the Securities and Exchange Commission (the “SEC”) after execution of the definitive merger agreement. The proxy statement will be sent to the shareholders of RTW seeking their approval of the proposed merger transaction. Shareholders of RTW are advised to read the proxy statement when it is filed with the SEC because it will contain important information. Once filed, the proxy statement and other information filed by RTW may be obtained free of charge at the SEC website at the following URL: . In addition, documents filed with the SEC by RTW will be available free of charge from RTW’s corporate secretary, obtained by addressing a request therefor to: RTW, Inc., ATTN: Merger Document Request, 8500 Normandale Lake Boulevard, Suite 1400, Bloomington, MN 55437. Requests may also be made by telephone at (952) 893-0403.

     RTW, its board and executive officers, as well as certain other members of management and certain employees may be soliciting proxies from the RTW shareholders in favor of the merger transaction. Information concerning RTW’s participants in this solicitation is set forth in the company’s annual report on Form 10-K405/A for the year ended December 31, 2000, filed with the SEC on April 30, 2001.

     RTW, Inc. combines its proprietary management systems, the ID 15® and the RTW SOLUTION®, with insurance products underwritten by an RTW subsidiary, American Compensation Insurance Company. RTW offers its services to employers in Minnesota, Wisconsin, South Dakota, Colorado, Missouri, Illinois, Kansas, Michigan, Indiana, Massachusetts, Connecticut, Rhode Island and New Hampshire. Clients span many industries including manufacturing, health care, hospitality, and wholesale/retail. RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI.

     Some of the statements made in this News Release, as well as statements made by the Company in periodic press releases, oral statements made by the Company’s officials to analysts and shareholders in the course of presentations about the Company and conference calls following earnings releases, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (i) general economic and business conditions; (ii) interest rate changes; (iii) competition and the regulatory environment in which the Company operates; (iv) claims frequency; (v) claims severity; (vi) the Company’s ability to manage both its existing claims and new claims in an effective manner; (vi) the number of new and renewal policy applications submitted by the Company’s agents; (viii) the Company’s ability to obtain and retain reinsurance at a reasonable cost; (ix) the Company’s ability to maintain a “Secure” rating from A.M. Best, the (x) the Company’s ability to successfully complete the merger transaction with AP Capital, including successful completion of the due diligence process, the negotiation and execution of a definitive merger agreement, obtaining regulatory agency approvals and the approval of RTW’s shareholders, and (ix) other factors as noted in the Company’s filings with the SEC. This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company’s future performance.